Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2019 RESULTS

-  Rental Income Grows 8.7%  -

GREAT NECK, New York, May 7, 2019 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2019.

“We are off to a solid start in 2019 with growth in rental income of 8.7%. We continue to remain disciplined in our underwriting as we evaluate our pipeline of opportunities,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “Our approach remains straightforward to ensure that the assets we acquire will produce a combination of value and sustained cash flow growth that will serve us well over the long-term. We are confident that with our long-term approach focused on producing steady cashflow that supports our dividend, we will continue to build value for stockholders.”

Operating Results:

Rental income grew 8.7% to $21.2 million for the three months ended March 31, 2019, from $19.5 million in the corresponding quarter in the prior year, primarily due to the net impact of acquisitions and dispositions in 2018.

Total operating expenses in the first quarter of 2019 were $11.9 million compared to $11.0 million for the same period in 2018. The increase is due primarily to the net impact of acquisitions and dispositions in 2018.

Net income attributable to One Liberty in the first quarter of 2019 was $4.0 million, or $0.19 per diluted share, compared to $5.9 million, or $0.30 per diluted share, in the first quarter of 2018. Net income for the 2018 quarter includes a $2.4 million, or $0.13 per diluted share, gain on the sale of real estate, of which the non-controlling interest’s share was $776,000, or $0.04 per diluted share. There were no property sales in the current quarter.

Funds from Operations, or FFO, was $9.4 million, or $0.48 per diluted share, for the quarter ended March 31, 2019, compared to $9.6 million, or $0.50 per diluted share, in the corresponding quarter of 2018.

Adjusted Funds from Operations, or AFFO, was $10.0 million, or $0.51 per diluted share, for the quarter ended March 31, 2019, compared to $10.1 million, or $0.53 per diluted share, for the corresponding quarter in the prior year.

FFO and AFFO on an absolute basis declined slightly in the current quarter due, among other things, to negative equity in earnings from the Manahawkin, New Jersey property which is being re-developed, reduced rental income due to a short-term rent reduction at the Beachwood, Ohio property, reduced rental income and increased expense from the Round Rock, Texas property at which the tenant rejected the lease in bankruptcy proceedings, and increased mortgage and credit facility interest expense. Mortgage interest expense increased due primarily to the increase in the principal amount of mortgage debt outstanding from the financings and refinancings of mortgage debt in 2019 and 2018. Credit facility interest increased due to borrowings to facilitate the purchase of six properties in the fourth quarter of 2018 and a general increase in the interest rate environment. The reduction in FFO and AFFO was offset in part by the increase in rental income generated from the net impact of property acquisitions and dispositions in 2018 and from the expansion of our Hauppauge, New York property.

Per share diluted net income, FFO and AFFO were impacted during the quarter ended March 31, 2019 by an average increase of approximately 621,000 shares in the weighted average number of shares of common stock outstanding during the first quarter of 2019 from the first quarter of 2018 due to stock issuances pursuant to One Liberty’s at-the-market offering (ATM), dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At March 31, 2019, the Company had $12.8 million of cash and cash equivalents, total assets of $776.7 million, total debt of $444.7 million, and total stockholders’ equity of $293.9 million.

At May 2, 2019, One Liberty’s available liquidity was approximately $98.1 million, including approximately $7.1 million of cash and cash equivalents (net of the credit facility’s required $3.0 million deposit maintenance balance) and upon attainment of borrowing base levels, up to $91.0 million available under its credit facility.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and in particular “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial, retail, restaurant, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	March 31,	December 31,
	2019	2018

ASSETS
Real estate investments, net	$702,396	$705,459
Investment in unconsolidated joint ventures	10,731	10,857
Cash and cash equivalents	12,794	15,204
Restricted cash	337	1,106
Unbilled rent receivable	13,990	13,722
Unamortized intangible lease assets, net	25,399	26,541
Other assets	11,049	8,023
Total assets	$776,696	$780,912

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $4,529 and $4,298 of deferred financing costs, respectively	$438,977	$418,798
Line of credit-outstanding, net of $234 and $312 of deferred financing costs, respectively	5,766	29,688
Unamortized intangible lease liabilities, net	13,582	14,013
Other liabilities	22,987	19,818
Total liabilities	481,312	482,317

Total One Liberty Properties, Inc. stockholders’ equity	293,905	297,146
Non-controlling interests in consolidated joint ventures	1,479	1,449
Total equity	295,384	298,595
Total liabilities and equity	$776,696	$780,912

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Rental income, net	$21,155	$19,534

Operating expenses:
Depreciation and amortization	5,347	5,182
General and administrative	3,171	2,959
Real estate expenses	3,341	2,744
State taxes	79	73
Total operating expenses	11,938	10,958

Other operating income
Gain on sale of real estate, net	-	2,408
Operating income	9,217	10,984

Other income and expenses:
Equity in (loss) earnings of unconsolidated joint ventures	(116)	195
Other income	4	4
Interest:
Expense	(4,862)	(4,302)
Amortization and write-off of deferred financing costs	(232)	(228)

Net income	4,011	6,653
Net income attributable to non-controlling interests	(40)	(802)

Net income attributable to One Liberty Properties, Inc.	$3,971	$5,851

Net income per share attributable to common stockholders-diluted	$0.19	$0.30

Funds from operations - Note 1	$9,435	$9,589
Funds from operations per common share-diluted - Note 2	$0.48	$0.50

Adjusted funds from operations - Note 1	$10,011	$10,147
Adjusted funds from operations per common share-diluted - Note 2	$0.51	$0.53

Weighted average number of common shares outstanding:
Basic	18,894	18,396
Diluted	18,993	18,434

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$3,971	$5,851
Add: depreciation and amortization of properties	5,245	5,098
Add: our share of depreciation and amortization of unconsolidated joint ventures	143	216
Add: amortization of deferred leasing costs	102	84
Deduct: gain on sale of real estate	-	(2,408)
Adjustments for non-controlling interests	(26)	748

NAREIT funds from operations applicable to common stock	9,435	9,589

Deduct: straight-line rent accruals and amortization of lease intangibles	(612)	(527)
(Deduct) add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(10)	10
Add: amortization of restricted stock compensation	954	826
Add: amortization and write-off of deferred financing costs	232	228
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	4	6
Adjustments for non-controlling interests	8	15

Adjusted funds from operations applicable to common stock	$10,011	$10,147

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.19	$0.30
Add: depreciation and amortization of properties	0.27	0.28
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	0.01	-
Deduct: gain on sale of real estate	-	(0.13)
Adjustments for non-controlling interests	-	0.04

NAREIT funds from operations per share of common stock-diluted (a)	0.48	0.50

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.03)	(0.02)
(Deduct) add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Add: amortization of restricted stock compensation	0.05	0.04
Add: amortization and write-off of deferred financing costs	0.01	0.01
Add: our share of amortization and write-off of deferred financing costs of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	-

Adjusted funds from operations per share of common stock-diluted (a)	$0.51	$0.53

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.